EXHIBIT 23(b)

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Form S-8 of Eagle Bancorp, Inc. of our report, dated January 29, 1999, relating to the consolidated balance sheets of Eagle Bancorp, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 1998, and for the period from October 28, 1997 (date of inception) to December 31, 1997, which report appears on page 12 of the 1998 Eagle Bancorp, Inc. Annual Report to Shareholders incorporated by reference in the Eagle Bancorp, Inc. 1998 Annual Report on Form 10-KSB.


                                                   /s/ STEGMAN & COMPANY


Baltimore, Maryland
May 14, 1999